Exhibit 3.06

AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CERTIFIED DIABETIC SERVICES, INC.

CERTIFIED DIABETIC SERVICES, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Certified Diabetic Services, Inc. The original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on May 29, 1997.

2. This Amended and Restated Certificate of Incorporation was proposed by the Board of Directors of the Corporation and adopted by the stockholders of the Corporation at the annual meeting of stockholders on January 9, 2007 in the manner and by the vote prescribed by Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3. This Amended and Restated Certificate of Incorporation restates, integrates and amends the certificate of incorporation of the Corporation and the text of the Corporation’s certificate of incorporation is amended and restated in its entirety as follows:

ARTICLE I

CORPORATE NAME

The name of the corporation is Certified Diabetic Services, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The registered office of the Corporation in the State of Delaware is to be located at 615 South DuPont Highway, in the City of Dover, County of Kent 19901 and the name of the registered agent of the Corporation in the State of Delaware at such address is National Corporate Research, Ltd.

ARTICLE III

DURATION OF CORPORATE EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE IV

GENERAL NATURE OF BUSINESS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE V

CAPITAL STOCK

The aggregate number of shares of capital stock which the Corporation is authorized to issue shall be 490,000,000 shares of common stock, each with a par value of $.001 (the “Common Stock”) and 10,000,000 shares of preferred stock, each with a par value of $.01 (the “Preferred Stock”). Each share of issued and outstanding Common Stock shall entitle the holder thereof to one vote on each matter with respect to which stockholders have the right to vote, to fully participate in all stockholder meetings, and to share ratably in the net assets of the Corporation upon liquidation or dissolution, but each such share shall be subject to the rights and preferences of the Preferred Stock as hereinafter set forth. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law, as determined from time to time by the Board of Directors and stated in any resolution providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it, each series to be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number or title.

Before any shares of a particular series of Preferred Stock are issued, the designations of such series and its terms, rights, powers and preferences shall be fixed and determined by the Board of Directors in any manner permitted by law and stated in a resolution providing for the issuance of such shares adopted by the Board of Directors pursuant to the authority hereby vested in it. Such designations and terms shall be set forth in full or summarized on the certificates for such series.

ARTICLE VI

RESPONSIBILITIES OF DIRECTORS

To the fullest extent permitted by the General Corporation Law of the State of Delaware, including, without limitation, as provided in Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

ARTICLE VII

INDEMNIFICATION

(A) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil,

criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such act, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(B) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

(C) Expenses (including attorneys’ fees) incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in Section 145 of the General Corporation Law of the State of Delaware. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. Notwithstanding the foregoing, the Corporation shall not be required to advance such expenses to a person who is a party to an action, suit or proceeding brought by the Corporation and approved by a majority of the Board of Directors of the Corporation which alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such person’s fiduciary or contractual obligations to the Corporation or any other willful and deliberate breach in bad faith of such person’s duty to the Corporation or its stockholders.

(D) In addition to the right of indemnification provided for in this Article VII, the Corporation shall, to the fullest and broadest extent permitted by applicable law, including, without limitation, Section 145 of the General Corporation Law of the State of Delaware, as it may be amended from time to time, indemnify all directors and officers whom it may indemnify pursuant thereto.

(E) The right of indemnification provided by this Article VII shall apply as to action by any person in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(F) Notwithstanding the foregoing provisions of this Article VII, the right of indemnification provided hereunder shall not apply with respect to an action, suit or proceeding (or part thereof) initiated by a director, officer or other indemnified person unless the initiation of such action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Corporation; provided, however, that this Paragraph F. shall not limit the right of an indemnified person to recover the expenses of suit with respect to a suit by such indemnified person against the Corporation to recover the unpaid amount of a claim for indemnification under Paragraph A. or Paragraph B. of this Article VII, or the unpaid portion of a claim for advancement of expenses under Paragraph C. of this Article VII, or the defense of a suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, to the extent that the indemnified person is successful in prosecuting or defending such suit.

(G) The right of indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(H) The right of indemnification provided by this Article VII shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves in such capacity, both as to action in his official capacity and as to action in any other capacity while holding such office, at any time while this Article VII and the relevant provisions of the General Corporation Law of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

(I) Notwithstanding any provision of this Article VII to the contrary, the Corporation may, but shall not be obligated to, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

ARTICLE VIII

CORPORATE OPPORTUNITIES

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE IX

AMENDMENT TO BYLAWS

Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of the Corporation.

ARTICLE X

ELECTIONS OF DIRECTORS

The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the bylaws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the bylaws. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE XI

MEETINGS OF STOCKHOLDERS

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

ARTICLE XII

AMENDMENTS

From time to time any of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article XII.

I, the undersigned, being the Chief Executive Officer of the Corporation, do make, file and record this Amended and Restated Certificate of Incorporation, do certify that the facts herein stated are true, and accordingly, have hereto set my hand and seal this 16th day of April, 2007.

/s/ Lowell M. Fisher
Lowell M. Fisher
Chief Executive Officer